Exhibit 4.12

THIS SECURITY AND THE SHARES ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.  BY ITS ACQUISITION HEREOF, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
(2)	AGREES FOR THE BENEFIT OF AMYRIS, INC. THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A)	AMYRIS, INC. OR ANY SUBSIDIARY THEREOF, OR
(B)	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT.

THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY ARE HELD BY AN AFFILIATE OF THE COMPANY AND ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER UNDER RULE 144 UNDER THE SECURITIES ACT.

AMYRIS, INC.

Senior Convertible Note

Issuance Date: May 29, 2014	U.S. $9,705,000
Exchange Date: May 15, 2019

Amyris, Inc., a company duly incorporated and validly existing under the laws of the state of Delaware in the United States of America (the “Company”), which term includes any successor corporation, for value received hereby promises to pay to Total Raffinage Chimie SA or its registered assigns (the “Holder”), the principal sum of NINE MILLION SEVEN HUNDRED AND FIVE THOUSAND UNITED STATES DOLLARS (U.S. $9,705,000) on June 14, 2019 (the “Maturity Date”). The Principal Amount of this Note and interest thereon, as provided herein, shall be payable at any office maintained by the Company for such purpose. The Company will pay principal of this Note and interest thereon, as provided herein, in immediately available funds to the Holder on the Maturity Date and each Fundamental Change Purchase Date or other payment date, as the case may be.

This Senior Convertible Note (this “Note”) is issued pursuant to that certain Exchange Agreement, dated May 15, 2019, by and between the Company and the Holder (the “Exchange Agreement”) in exchange for that certain 6.50% Convertible Senior Note due 2019, with an aggregate principal amount of $9,705,000 (the “Original Note”), which was originally issued pursuant to the Indenture dated as of May 29, 2014 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the Indenture. In the case of any conflict between this Note and the Indenture, the provisions of this Note shall control. For the avoidance of doubt, all references herein to the Indenture refer to the form of the Indenture, regardless of whether the Indenture continues to be in force and effect, except that all references to the Trustee therein shall be deemed, to the extent applicable, to refer to the Holder to the extent applicable, and otherwise shall be disregarded.

Interest. The Note will bear interest at a rate of 6.50% per year. Interest on the Note will accrue from, and including, May 15, 2019, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable on the Maturity Date. In certain circumstances, the Holder shall be entitled to receive Additional Interest in accordance with the terms and provisions of Section 8.03 of the Indenture, which is incorporated herein by reference mutatis mutandis. Payments of the Fundamental Change Purchase Price that are not made when due will accrue interest per annum at the then-applicable interest rate for the Note from the required date of payment.

Interest will be paid to the person in whose name the Note is registered at the Close of Business on the Business Day preceding the Maturity Date. Interest on the Note will be computed on the basis of a 360-day year composed of twelve 30-day months. Interest will cease to accrue on the Note upon its maturity, conversion, or repurchase in connection with a Fundamental Change.

Ranking. The Note constitutes a general unsecured and unsubordinated obligation of the Company.

Validity of Note and Waiver of Defenses. The Company acknowledges the validity, priority and enforceability of this Note as a debt instrument and any of the obligations hereunder and waives (on behalf of itself, and any other person, entity or other party in interest that may claim by, through, or on the Company’s behalf) any right, claim, or defense to this Note or the obligations hereunder on the grounds that they should be recharacterized as or subordinated to the level of equity.

No Redemption at the Option of the Company. The Note may not be redeemed at the option of the Company and no sinking fund is provided for the Note.

Purchase at the Option of the Holder Upon a Fundamental Change. Subject to the terms and conditions of Article 7 of the Indenture, which is incorporated herein by reference mutatis mutandis, the Company shall become obligated, at the option of the Holder, to repurchase the Note if a Fundamental Change occurs at any time prior to the Maturity Date at 100% of the Principal Amount together with accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date, which amount will be paid in cash.

Withdrawal of Fundamental Change Purchase Notice. Holder has the right to withdraw, in whole or in part, any Fundamental Change Purchase Notice by delivering to the Company a written notice of withdrawal in accordance with Article 7 of the Indenture, or in the event this Note is held in book entry form, in accordance with the Applicable Procedures of DTC. The right to withdraw the Fundamental Change Purchase Notice will terminate at the Close of Business on the Business Day immediately preceding the relevant Fundamental Change Purchase Date.

Payment of Fundamental Change Purchase Price. If money sufficient to pay the Fundamental Change Purchase Price of this Note on a Fundamental Change Purchase Date is deposited with the Company on the Fundamental Change Purchase Date, this Note will cease to be outstanding and interest will cease to accrue on this Note (or portions thereof) immediately after the Close of Business on such Fundamental Change Purchase Date, and the Holder thereof shall have no other rights as such (other than the right to receive the Fundamental Change Purchase Price upon surrender of this Note).

Conversion. Subject to and upon compliance with the relevant provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in Article 6 thereof, which is incorporated herein by reference mutatis mutandis), the Holder has the right, at its option, to convert the Principal Amount hereof or any portion of such principal which is $1,000 or an integral multiple of $1,000 in excess thereof, into shares of Common Stock at the Applicable Conversion Rate. The Conversion Rate is initially 17.8073 shares of Common Stock per $1,000 Principal Amount of Notes (equivalent to an initial Conversion Price of approximately $56.16), subject to adjustment in certain events described in the Indenture, as and to the extent provided therein. Upon conversion, the Company will deliver shares of Common Stock and Early Conversion Payment, if applicable, as set forth in the Indenture. No fractional shares will be issued upon any conversion, but a payment in cash will be made, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Notes for conversion. If the Holder is exercising its right to require repurchase on a Fundamental Change Purchase Date, this Note may be converted only if the Holder withdraws the related election to exercise such right in accordance with the applicable terms of the Indenture, which are incorporated herein by reference mutatis mutandis.

In the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, repurchase, or conversion of this Note in part only, the Company shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the rules and procedures of the Depositary.

Events of Default. Article 8 of the Indenture is incorporated herein by reference mutatis mutandis. For the avoidance of doubt, subject to certain exceptions identified in Article 8 of the Indenture, if an Event of Default shall occur and be continuing, the Principal Amount plus interest through such date on the Note may be declared due and payable by the Holder, who shall be entitled to any and all remedies available to the Trustee under the Indenture. Any notice required to be provided to the Trustee under the terms of the Indenture shall be provided to the Company. Failure to pay any and all obligations under this Note on the Maturity Date shall constitute an Event of Default and immediate and automatic acceleration thereof making such obligations due and payable immediately, without any requirement of notice or any other action, permitting the Holder to enforce payment thereof pursuant to all remedies available to the Trustee under the Indenture.

Registration of Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in the United States, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

Denominations. This Note is issuable only in registered form in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, as provided in the Indenture and subject to certain limitations therein set forth. This Note is exchangeable for a like aggregate Principal Amount of a different authorized denomination, as requested by the Holder surrendering the same.

Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Waiver of Jury Trial.  EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

Consent to Jurisdiction. The Company and Holder hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in the State and City of New York, County and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and the Company and Holder each hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County and Borough of Manhattan.

Venue. The Company and Holder hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this Note in any New York State or federal court. The Company and Holder each hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AMYRIS, INC.

By: /s/ Kathleen Valiasek_______

Name: Kathleen Valiasek

Title: Chief Financial Officer

Date: May 15, 2019